Exhibit 99
Stem Announces Fourth Quarter and Full Year 2022 Results
Record full year 2022 revenue of $363 million, nearly triple full year 2021 revenue
Introducing full-year 2023 guidance and reaffirm plan to achieve positive adjusted EBITDA in 2H’2023
Extending EV charging offering with ChargePoint partnership

Fourth Quarter and Full Year 2022 Financial and Operating Highlights
Financial Highlights – Fourth Quarter 2022
•Record Revenue of $156 million, up from $53 million (+194%) in Q4 2021 and sequentially up 56% versus Q3 2022 revenue of $100 million
•GAAP Gross Margin of 8%, up from (3)% in Q4 2021
•Non-GAAP Gross Margin of 11%, up from 5% in Q4 2021
•Net Loss of $35 million versus Net Loss of $34 million in Q4 2021
•Adjusted EBITDA of $(10) million versus $(12) million in Q4 2021
•Ended Q4 2022 with $250 million in cash, cash equivalents, and short-term investments
Financial Highlights - Full Year 2022
•Record Revenue of $363 million, up from $127 million (+186%) in 2021
•GAAP Gross Margin of 9%, up from 1% in 2021
•Non-GAAP Gross Margin of 13%, up from 9% in 2021
•Net Loss of $124 million versus Net Loss of $101 million in 2021
•Adjusted EBITDA of $(46) million versus $(30) million in 2021
Operating Highlights – Fourth Quarter 2022
•Record bookings of $458 million in Q4 2022, up from $217 million (+111%) in Q4 2021
•Contracted backlog of $969 million at end of Q4 2022, up from $817 million (+19%) at end of Q3 2022
•Contracted storage assets under management (AUM) of 2.5 gigawatt hours (GWh) at end of Q4 2022, up from 2.4 GWh (+4%) at end of Q3 2022
•Solar monitoring AUM of approximately 25 gigawatts (GW), unchanged from Q3 2022
•Contracted Annual Recurring Revenue (CARR) of $65 million, up from $61 million (+7%) at end of Q3 2022
Operating Highlights – Full Year 2022
•12-month Pipeline of $7.1 billion at end of 2022, down from $7.2 billion (-1%) at end of Q3 2022, and up from $4.0 billion (+78%) at end of Q4 2021
•Bookings of $1.1 billion, up from $417 million (+153%) in 2021
•Contracted backlog of $969 million at end of 2022, up from $449 million (+116%) at end of 2021
•Contracted storage assets under management (AUM) of 2.5 gigawatt hours (GWh) at end of 2022, up from 1.6 GWh (+56%) at end of 2021

SAN FRANCISCO – February 16, 2023 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy solutions and services, announced today its financial results for the three and 12 months ended December 31, 2022. Reported results reflect AlsoEnergy’s operations from February 1, 2022 through December 31, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We executed well in 2022, with record performance across multiple metrics including revenue, storage AUM, contracted backlog, and CARR. We delivered these strong results while effectively managing several headwinds that faced the wider industry, including supply chain volatility, interconnection and permitting delays, cost inflation, and import restrictions, which is a testament to our exceptional employees.

“Our commercial success continued in the fourth quarter, including a record $458 million in new bookings, which exceeded our entire bookings for full year 2021, and a backlog of nearly $1 billion exiting the year. CARR grew 7% sequentially, to $65 million, and our services revenue grew 17% sequentially, reflecting our focus on and success in growing our long-term, high-margin software and services revenue. We are excited about our new partnerships, including a joint EV charging offering with ChargePoint, which we expect will benefit customers and drive higher growth and margins for the Company. Our fourth quarter results were in line with the interim update we provided in early January.

“We are introducing full-year 2023 financial and operating guidance, which reflects another year of strong forecasted growth across all of our key metrics. As previously discussed, we are actively driving towards achieving positive adjusted EBITDA, which we continue to expect to occur in the second half of 2023, marking an exciting milestone in the Company’s trajectory and setting the foundation for increased profitability in the years to come.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in millions)		(in millions)
Key Financial Results
Revenue	$155.5	$52.8	$363.0	$127.4
GAAP Gross Margin	$12.6	$(1.6)	$33.1	$1.3
GAAP Gross Margin (%)	8%	(3)%	9%	1%
Non-GAAP Gross Margin*	$17.0	$2.6	$47.3	$11.2
Non-GAAP Gross Margin (%)*	11%	5%	13%	9%
Net loss	$(35.3)	$(34.1)	$(124.1)	$(101.2)
Adjusted EBITDA*	$(9.5)	$(12.4)	$(46.0)	$(30.3)

Key Operating Metrics
Bookings	$457.5	$216.9	$1,056.9	$416.5
Contracted Backlog**	$969.0	$449.0	$969.0	$449.0
Contracted Storage AUM (in GWh)**	2.5	1.6	2.5	1.6
Solar Monitoring AUM (in GW)**	25.0	**	25.0	**
CARR**	$65.3	**	65.3	**
12-Month Pipeline (in billions)**	$7.1	$4.0	$7.1	$4.0
*These are non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
**At period end.
Fourth Quarter and Full Year 2022 Financial and Operating Results
Financial Results
Fourth quarter 2022 revenue increased 194% to a record $156 million, versus $53 million in the fourth quarter of 2021. Full year 2022 revenue increased 186% to a record $363 million versus $127 million in full year 2021. Higher hardware revenue from Front-of-the-Meter (FTM) partnership agreements drove a majority of the increase for the quarter and the year, in addition to $18 million and $58 million of revenue contribution from AlsoEnergy for the quarter and year, respectively.
Fourth quarter 2022 GAAP Gross Margin was $13 million, or 8%, versus $(2) million, or (3)%, in the fourth quarter of 2021, and $9 million, or 9%, in the third quarter of 2022. Full year 2022 GAAP Gross Margin was $33 million, or 9%, versus full year 2021 GAAP Gross Margin of $1 million, or 1%. The year-over-year increase in GAAP Gross Margin for the fourth quarter and full year resulted primarily from higher hardware sales and additional higher-margin software and services revenues, including from AlsoEnergy.
Fourth quarter 2022 Non-GAAP Gross Margin was $17 million, or 11%, versus $3 million, or 5%, in the fourth quarter of 2021, and $12 million, or 13% in the third quarter of 2022. The year-over-year increase in Non-GAAP Gross Margin for the fourth quarter and full year resulted from higher volumes. In percentage terms, the year-over-year increase in Non-GAAP Gross Margin resulted from a higher mix of software and services, inclusive of AlsoEnergy, and higher hardware margins.

Fourth quarter 2022 Net Loss was $35 million versus fourth quarter 2021 Net Loss of $34 million. Full year 2022 Net Loss was $124 million versus full year 2021 Net Loss of $101 million. For the quarter and the year, the increase was primarily driven by higher personnel costs, including increases in stock-based compensation of $2.7 million and $15.1 million in fourth quarter and full year 2022, respectively.
Fourth quarter 2022 Adjusted EBITDA was $(10) million compared to $(12) million in the fourth quarter of 2021. Full year 2022 Adjusted EBITDA was $(46) million compared to $(30) million in full year 2021. For the year, lower Adjusted EBITDA was primarily driven by higher operating expenses resulting from increased personnel costs and continued investment in our growth initiatives.

The Company ended the fourth quarter of 2022 with $250 million in cash, cash equivalents, and short-term investments, consisting of $88 million in cash and cash equivalents and $162 million in short-term investments, as compared to $294 million in cash, cash equivalents, and short-term investments at the end of the third quarter 2022. The primary uses of cash during the fourth quarter of 2022 related to purchases of hardware for customer projects, which are expected to convert to revenue in coming quarters.

Operating Results

Contracted Backlog was $969 million at the end of the fourth quarter of 2022, compared to $817 million as of the end of the third quarter of 2022, representing a 19% sequential increase. The increase in Contracted Backlog in the fourth quarter of 2022 resulted from quarterly bookings of $458 million, partially offset by revenue recognition, a contract cancellation, and contract amendments. Bookings of $458 million in the fourth quarter of 2022 increased by 111% year-over-year versus $217 million in fourth quarter 2021. Full year 2022 bookings of $1.1 billion were more than two times higher than full year 2021 bookings of $417 million.
Fourth quarter 2022 contracted storage AUM increased 56% year-over-year and 4% sequentially to 2.5 GWh, driven by new contracts.
Fourth quarter 2022 CARR increased to $65 million, up from $61 million as of the end of the third quarter of 2022, an 7% sequential increase. The Company believes that CARR is an important operating metric because it provides visibility into the long-term growth in the Company’s high-margin software revenue.
The Company’s 12-month Pipeline was $7.1 billion at the end of the fourth quarter of 2022, compared to $7.2 billion at the end of the third quarter of 2022, representing a 1% sequential decrease. The Company will no longer report 12-month Pipeline beginning with the first quarter of 2023, as we believe that Contracted Backlog is a better indicator of near and medium term revenue given the more established nature of the Company’s growth trajectory.

The following table provides a summary of backlog at the end of the fourth quarter of 2022, compared to backlog at the end of the third quarter of 2022 ($ millions):

End of 3Q22	$817
Add: Bookings	458
Less: Hardware revenue	(139)
Software/services	(15)
Cancellations	(137)
Amendments/other	(15)
End of 4Q22	$969

The Company continues to diversify its supply chain, adopt alternative technologies, and deploy a portion of its balance sheet to position the Company to meet the expected significant growth in customer demand. COVID-19 and its subvariants, potential import tariffs, and general economic, geopolitical, and business conditions, including the ongoing conflict between Russia and Ukraine and rising tensions between China and Taiwan, continue to affect and cause uncertainty in the supply chain and project timelines, and the Company has been affected by volatility in the costs of equipment and labor, and by rising interest rates. The Company continues to actively work to mitigate these effects on its financial and operational results, although there is no guarantee of the extent to which the Company will be successful in these efforts.

Recent Business Highlights

On January 31, 2023, the Company announced a joint eMobility offering with ChargePoint Holdings, Inc., a leading electric vehicle (EV) charging network. The joint offering is expected to help generate economic, environmental, and resilience benefits for owners, developers, and operators of EV charging stations. The offering will integrate Athena®, Stem’s clean energy platform, on-site energy storage, and ChargePoint’s Express Platform to help drive cost savings and maximize value now and over the lifetime of the assets.

On December 8, 2022, the Company announced four 9.9 megawatt standalone battery energy storage projects in Texas with REX Storage Holdings, LLC (REX), an independent power producer focused on Electric Reliability Council of Texas (ERCOT) power customers. REX is a joint venture between Regis Energy Partners LP, an independent developer, owner, and operator of energy storage systems, and Excelsior Energy Capital (EEC), a leading investment fund focused on renewable power generation. The projects represent the first of a $400 million equity commitment by REX to acquire additional projects from Regis’ development pipeline in ERCOT.

Outlook
The Company’s full-year 2023 guidance ranges are as follows ($ millions, unless otherwise noted):

Revenue	$550 - $650

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$(35) - $(5)

Bookings	$1,400 - $1,600

CARR (year-end)	$80 - $90

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company’s full-year 2023 Revenue and Bookings projected quarterly performance are as follows:

Metric	Q1	Q2	Q3	Q4
Revenue	10%	15%	30%	45%
Bookings	25%	20%	25%	30%

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, February 16, 2023 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10020963. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: Adjusted EBITDA and Non-GAAP Gross Margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of Adjusted EBITDA and Non-GAAP Gross Margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including transaction and acquisition-related charges, the change in fair value of warrants and embedded derivatives, vesting of warrants, loss on extinguishment of debt, litigation settlement, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating Adjusted EBITDA.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected benefits of the combined Stem/AlsoEnergy company; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage supply chain issues and manufacturing or delivery delays; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies (and government and business responses thereto); the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and future results of operations, including Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, and provide us with contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general economic, geopolitical and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the ongoing effects of the COVID-19 pandemic on our workforce, operations, financial results and cash flows; the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressure; inflation; weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$87,903	$747,780
Short-term investments	162,074	173,008
Accounts receivable, net of allowances of $3,879 and $91 as of December 31, 2022 and December 31, 2021, respectively	223,219	61,701
Inventory, net	8,374	22,720
Deferred costs with suppliers	43,159	13,744
Other current assets (includes $74 and $213 due from related parties as of December 31, 2022 and December 31, 2021, respectively)	8,026	4,897
Total current assets	532,755	1,023,850
Energy storage systems, net	90,757	106,114
Contract origination costs, net	11,697	8,630
Goodwill	546,649	1,741
Intangible assets, net	162,265	13,966
Operating lease right-of-use assets	12,431	12,998
Other noncurrent assets	65,339	24,531
Total assets	$1,421,893	$1,191,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,831	$28,273
Accrued liabilities	85,258	25,985
Accrued payroll	12,466	7,453
Financing obligation, current portion	15,720	15,277
Deferred revenue, current portion	64,311	9,158
Other current liabilities (includes $687 and $306 due to related parties as of December 31, 2022 and December 31, 2021, respectively)	5,412	1,821
Total current liabilities	266,998	87,967
Deferred revenue, noncurrent	73,763	28,285
Asset retirement obligation	4,262	4,135
Notes payable, noncurrent	1,603	1,687
Convertible notes, noncurrent	447,909	316,542
Financing obligation, noncurrent	63,867	73,204
Lease liabilities, noncurrent	10,962	12,183
Other liabilities	362	—
Total liabilities	869,726	524,003
Commitments and contingencies (Note 20)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2022 and December 31, 2021, respectively; 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2022 and December 31, 2021; 154,540,197 and 144,671,624 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	15	14
Additional paid-in capital	1,185,364	1,176,845
Accumulated other comprehensive (loss) income	(1,672)	20
Accumulated deficit	(632,081)	(509,052)
Total Stem's stockholders’ equity	551,626	667,827
Non-controlling interests	541	—
Total stockholders’ equity	552,167	667,827
Total liabilities and stockholders’ equity	$1,421,893	$1,191,830

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021	2020
Revenue
Services and other revenue	$52,143	$20,463	$15,645
Hardware revenue	310,837	106,908	20,662
Total revenue	362,980	127,371	36,307
Cost of revenue
Cost of services and other revenue	43,153	28,177	21,187
Cost of hardware revenue	286,735	97,947	19,032
Total cost of revenue	329,888	126,124	40,219
Gross margin	33,092	1,247	(3,912)
Operating expenses
Sales and marketing	48,882	19,950	14,829
Research and development	38,303	22,723	15,941
General and administrative	77,028	41,648	14,705
Total operating expenses	164,213	84,321	45,475
Loss from operations	(131,121)	(83,074)	(49,387)
Other expense, net
Interest expense	(10,468)	(17,395)	(20,806)
Loss on extinguishment of debt	—	(5,064)	—
Change in fair value of warrants and embedded derivatives	—	3,424	(84,455)
Other income (expense), net	2,374	898	(1,471)
Total other expense, net	(8,094)	(18,137)	(106,732)
Loss before benefit from (provision for) income taxes	(139,215)	(101,211)	(156,119)
Benefit from (provision for) income taxes	15,161	—	(5)
Net loss	$(124,054)	$(101,211)	$(156,124)

Net loss per share attributable to Stem common shareholders, basic and diluted	$(0.81)	$(0.96)	$(4.13)

Weighted-average shares used in computing net loss per share to Stem common shareholders, basic and diluted	153,413,743	105,561,139	40,064,087

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2022	2021	2020
OPERATING ACTIVITIES
Net loss	$(124,054)	$(101,211)	$(156,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	45,434	24,473	17,736
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,901	9,648	10,044
Stock-based compensation	28,661	13,546	4,542
Change in fair value of warrant liability and embedded derivative	—	(3,424)	84,455
Non-cash lease expense	2,328	896	589
Accretion of asset retirement obligations	243	229	217
Impairment loss of energy storage systems	2,571	4,320	1,395
Loss on disposal of property, plant and equipment	276	—	—
Impairment loss of project assets	502	—	—
Issuance of warrants for services	—	9,183	—
Net (accretion of discount) amortization of premium on investments	(123)	664	—
Income tax benefit from release of valuation allowance	(15,100)	—	—
Provision for accounts receivable allowance	3,590	—	—
Other	3	(50)	(129)
Changes in operating assets and liabilities:
Accounts receivable	(155,817)	(48,125)	(6,988)
Inventory	18,606	(1,877)	(17,263)
Deferred costs with suppliers	(37,134)	(7,540)	(2,615)
Other assets	(29,420)	(17,243)	(2,714)
Contract origination costs, net	(9,612)	(2,622)	(2,552)
Project assets	(3,711)	—	—
Accounts payable	53,260	16,329	201
Accrued expense and other liabilities	62,210	17,007	4,499
Deferred revenue	51,005	(14,967)	31,682
Operating lease liabilities, net	(1,649)	(502)	(646)
Net cash used in operating activities	(106,030)	(101,266)	(33,671)
INVESTING ACTIVITIES
Acquisition of AlsoEnergy, net of cash acquired	(533,009)	—	—
Purchase of available-for-sale investments	(220,640)	(189,858)	—
Proceeds from maturities of available-for-sale investments	219,264	—	—
Proceeds from sales of available-for-sale investments	10,930	16,011	—
Purchase of energy storage systems	(2,606)	(3,604)	(6,196)
Capital expenditures on internally-developed software	(16,767)	(5,970)	(5,828)
Purchase of equity method investment	(50)	(1,212)	—
Purchase of property and equipment	(1,495)	(600)	(12)
Net cash used in investing activities	(544,373)	(185,233)	(12,036)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	1,276	148,532	422
Payments for taxes related to net share settlement of stock options	(2,302)	(12,622)	—
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	—	550,322	—
Proceeds from financing obligations	1,519	7,839	16,222
Repayment of financing obligations	(10,306)	(9,587)	(10,689)
Proceeds from issuance of convertible notes, net of issuance costs of $0, $14,299 and $240 for the years ended December 31, 2022, 2021 and 2020, respectively	—	446,827	33,081
Purchase of capped call options	—	(66,700)	—

Proceeds from issuance of notes payable, net of issuance costs of $0, $0 and $1,502 for the years December 31, 2021, 2020 and 2019, respectively	—	3,930	23,498
Investment from non-controlling interests	541	—	—
Repayment of notes payable	—	(41,446)	(22,240)
Net cash (used in) provided by financing activities	(9,272)	1,027,095	40,294
Effect of exchange rate changes on cash and cash equivalents	(202)	242	(534)
Net (decrease) increase in cash and cash equivalents	(659,877)	740,838	(5,947)
Cash and cash equivalents, beginning of year	747,780	6,942	12,889
Cash and cash equivalents, end of period	$87,903	$747,780	$6,942

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net loss:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(35,273)	$(34,054)	$(124,054)	$(101,211)
Adjusted to exclude the following:
Depreciation and amortization expense	15,430	11,540	48,783	29,098
Interest expense	2,039	4,560	10,468	17,395
Loss on extinguishment of debt	—	—	—	5,064
Stock-based compensation	8,251	5,563	28,661	13,546
Vesting of warrants	—	—	—	9,183
Change in fair value of warrants and embedded derivatives	—	—	—	(3,424)
Transaction costs in connection with business combination	—	—	6,068	—
Litigation settlement	—	—	(727)	—
Benefit from (provision for) income taxes	40	—	(15,161)	—
Adjusted EBITDA	$(9,513)	$(12,391)	$(45,962)	$(30,349)
Adjusted EBITDA, as used in connection with the Company's full year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted 2023 Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in stock-based compensation expense and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2023 GAAP financial results.

The following table provides a reconciliation of non-GAAP Gross Margin to GAAP Gross Margin ($ in millions, except for percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$155.5	$52.8	$363.0	$127.4
Cost of revenue	(142.9)	(54.4)	(329.9)	(126.1)
GAAP Gross Margin	12.6	(1.6)	33.1	1.3
GAAP Gross Margin (%)	8%	(3)%	9%	1%

Adjustments to Gross Margin (1):
Amortization of capitalized software & developed technology	3.1	1.5	10.7	5.3
Impairments	1.3	2.7	3.5	4.6
Non-GAAP Gross Margin	$17.0	$2.6	$47.3	$11.2
Non-GAAP Gross Margin (%)	11%	5%	13%	9%
(1) Historically, the Company included a separate “Other Adjustments” caption in the table above as part of the adjustments to Gross Margin. Other Adjustments consisted of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue. Other Adjustments are no longer in the calculation of Non-GAAP Gross Margin and Non-GAAP Gross Margin %. The Company believes that this change reflects a more accurate representation of our business for stakeholders to assess its performance.
Non-GAAP Gross Margin as used in connection with the Company's full year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted 2023 Non-GAAP Gross Margin to GAAP Gross Margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP Gross Margin. The unavailable information could have a significant effect on the Company’s full year 2023 GAAP financial results.

Key Definitions:

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software contracts that are currently being pursued by our direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-18 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Storage AUM	Total GWh of systems in operation or under contract
Solar Monitoring AUM	Total GW of systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts including contracts signed in the period for systems that are not yet commissioned or operating. The Company believes that CARR is a valuable metric because it provides visibility into the expected long-term growth in the Company’s high-margin software revenue.